Filed pursuant to Rule 433

Registration No. 333-130580

March 8, 2007

HSBC Finance Corporation

Final Term Sheet
Lead Manager:	HSBC Securities (USA) Inc. (79%)
Co-Managers:

BNP Paribas Securities Corp. (3.5%)

Citigroup Global Markets Inc. (3.5%)

Merrill Lynch, Pierce, Fenner & Smith Incorporated (3.5%)

RBC Capital Markets Corporation (3.5%)

Scotia Capital (USA) Inc. (3.5%)

UBS Securities LLC (3.5%)

Structure:	3-year Global Floating Rate Notes
Ratings:	Aa3/AA-/AA-(Positive Outlook/Positive Outlook/Positive Outlook)
Pricing Date:	March 8, 2007
Settlement Date:	March 15, 2007
Maturity Date:	March 12, 2010
Form of Note:	Senior Notes
Form of Offering:	SEC Registered Global
CUSIP:	40429CFX5
ISIN:	US40429CFX56
Transaction Details
Principal Amount:	$1,000,000,000
Pricing Benchmark:	3M USD LIBOR
Re-offer Yield:	3M USD LIBOR + 8 bps
Interest Rate Source:	USD-LIBOR-BBA (Telerate Inc Page 3750)
Price to Investor:	100.000%
Gross Fees:	0.150%
All-in Price to Issuer:	99.850%
Total Proceeds to Issuer:	$998,500,000
Interest Reset:	Quarterly
Interest Pay Frequency:	Quarterly
Coupon Payment Dates:	Quarterly on the 12th of March, June, September, and December commencing June 12, 2007
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.